                                                                    EXHIBIT 10.1




                         -------------------------------

                            ASSET PURCHASE AGREEMENT

                         -------------------------------




                THIS AGREEMENT MADE THE 24TH DAY OF MARCH, 2000,



                                     AMONG:



                               584022 ALBERTA LTD.

                                       AND

                               THE SHAREHOLDERS OF

                               584022 ALBERTA LTD.

                                       AND

                              PHELPS DRILLING LTD.

                                       AND

                                UTI ENERGY CORP.



                                TABLE OF CONTENTS

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ARTICLE 1             INTERPRETATION..........................................1
         1.1      Defined Terms...............................................1
         1.2      Currency....................................................5
         1.3      Sections and Headings.......................................5
         1.4      Number, Gender and Persons..................................5
         1.5      Accounting Principles.......................................5
         1.6      Entire Agreement............................................5
         1.7      Time of Essence.............................................5
         1.8      Applicable Law..............................................5
         1.9      Successors and Assigns......................................6
         1.10     Severability................................................6
         1.11     Amendments and Waivers......................................6
         1.12     Knowledge or Awareness......................................6
         1.13     Schedules...................................................7

ARTICLE 2             PURCHASE AND SALE OF PURCHASED ASSETS...................7
         2.1      Purchased Assets............................................7
         2.2      Excluded Assets.............................................9
         2.3      Merchantability............................................10

ARTICLE 3             PURCHASE PRICE.........................................10
         3.1      Purchase Price.............................................10
         3.2      Adjustments................................................10
         3.3      Allocation of Purchase Price...............................12
         3.4      GST........................................................12

ARTICLE 4             ASSUMPTION OF OBLIGATIONS..............................13
         4.1      Assumption of Obligations..................................13
         4.2      Exclusion of Liabilities...................................13

ARTICLE 5             REPRESENTATIONS AND WARRANTIES OF SELLER...............13
         5.1      Organization...............................................13
         5.2      Authorization..............................................14
         5.3      No Conflict................................................14
         5.4      No Other Agreements to Purchase............................14
         5.5      Sufficiency of Purchased Assets............................14
         5.6      Title to Purchased Assets..................................15
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                                TABLE OF CONTENTS

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         5.7      Leased Real Property.......................................15
         5.8      Intellectual Property......................................15
         5.9      Insurance..................................................16
         5.10     Material Contracts.........................................16
         5.11     Compliance with Laws; Governmental Authorization...........17
         5.12     Consents and Approvals.....................................18
         5.13     Financial Statements.......................................18
         5.14     Books and Records..........................................18
         5.15     Absence of Changes.........................................18
         5.16     Non-Arm's Length Transactions..............................19
         5.17     Litigation.................................................20
         5.18     Residency..................................................20
         5.19     Environmental Matters......................................20
         5.20     Employee Matters...........................................20
         5.21     Customers and Suppliers....................................20
         5.22     Y2K Compliance.............................................21
         5.23     Full Disclosure............................................21
         5.24     Brokers....................................................21

ARTICLE 6             REPRESENTATIONS AND WARRANTIES OF PURCHASER............22
         6.1      Organization...............................................22
         6.2      Authorization..............................................22
         6.3      No Conflict................................................22
         6.4      Consents and Approvals.....................................22
         6.5      Investment Canada..........................................23
         6.6      Brokers....................................................23

ARTICLE 7             SURVIVAL OF REPRESENTATIONS AND WARRANTIES.............23
         7.1      Survival of Representations and Warranties.................23

ARTICLE 8             COVENANTS..............................................23
         8.1      Access to Purchased Business and Purchased Assets..........23
         8.2      Delivery of Books and Records..............................24
         8.3      Change of Name.............................................25
         8.4      Conduct of Purchased Business Prior to Closing.............25
         8.5      Third Party Consents and Novations.........................26

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                                TABLE OF CONTENTS
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         8.6      Financial Statement Cooperation............................27
         8.7      Exclusivity................................................27
         8.8      Non-Competition............................................27

ARTICLE 9             CONDITIONS OF CLOSING..................................29
         9.1      Conditions of Closing in Favour of Purchaser...............29
         9.2      Conditions of Closing in Favour of Seller..................31

ARTICLE 10            CLOSING AND TRANSFER OF POSSESSION.....................32
         10.1     Place of Closing...........................................32
         10.2     Closing Deliveries by Seller...............................32
         10.3     Closing Deliveries by Purchaser............................33
         10.4     Further Assurances.........................................33
         10.5     Transfer of Possession and Title...........................33
         10.6     Risk of Loss...............................................33

ARTICLE 11            INDEMNIFICATION........................................34
         11.1     Indemnification by Seller and Shareholders.................34
         11.2     Indemnification by Purchaser and UTI.......................34
         11.3     Limitations on Indemnification.............................35
         11.4     Notice of Claim............................................35
         11.5     Direct Claims..............................................36
         11.6     Third Party Claims.........................................36
         11.7     Settlement of Third Party Claims...........................37
         11.8     Co-operation...............................................37
         11.9     Scope......................................................37

ARTICLE 12            TERMINATION; REMEDIES; LIMITATIONS.....................37
         12.1     Termination Agreement......................................37
         12.2     Effect of Termination......................................38

ARTICLE 13            MISCELLANEOUS..........................................38
         13.1     Notices....................................................38
         13.2     Consultation...............................................39
         13.3     Disclosure.................................................40
         13.4     Best Efforts...............................................40
         13.5     Counterparts...............................................40

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                                TABLE OF CONTENTS

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                  Schedule 1         -   Financial Statements
                  Schedule 2         -   Drilling Rigs and Equipment
                  Schedule 3         -   Drilling Contracts
                  Schedule 4         -   Leased Real Property
                  Schedule 5         -   Vehicles
                  Schedule 6         -   Other Agreements
                  Schedule 7         -   Licenses and Permits
                  Schedule 8         -   Intellectual Property
                  Schedule 9         -   Allocation of Purchase Price
                  Schedule 10        -   Insurance Policies
                  Schedule 11        -   Consents and Approvals
                  Schedule 12        -   Permitted Encumbrances
                  Schedule 13        -   Subsequent Changes
                  Schedule 14        -   Legal and Regulatory Proceedings
                  Schedule 15        -   Environmental Matters
                  Schedule 16        -   Intentionally Left Blank
                  Schedule 17        -   Major Customers
                  Schedule 18        -   Opinion of Seller's Counsel
                  Schedule 19        -   Opinion of Purchaser's and UTI's Counsel
                  Schedule 20        -   Related Transactions
                  Schedule 21        -   Bill of Sale

                            ASSET PURCHASE AGREEMENT

         THIS AGREEMENT made the 24th day of March, 2000,

AMONG:

                  584022 ALBERTA LTD., a corporation existing under the laws of Alberta (hereinafter referred to as the "SELLER")

                                     - and -

                  THE PERSONS LISTED ON THE SIGNATURE PAGES HEREOF UNDER THE HEADING "SHAREHOLDERS", each being a shareholder of 584022 Alberta Ltd. (hereinafter referred to collectively as the "SHAREHOLDERS")

                                     - and -

                  PHELPS DRILLING LTD., a corporation existing under the laws of Alberta (hereinafter referred to as the "PURCHASER")

                                     - and -

                  UTI ENERGY CORP., a corporation existing under the laws of Delaware (hereinafter referred to as "UTI")

         THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities of the Parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1      DEFINED TERMS

         For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

         "ABCA" means the Business Corporations Act (Alberta) as in effect on the date hereof;

         "AFFILIATE" has the meaning given to that term in the ABCA;

         "ANNUAL FINANCIAL STATEMENTS" means the financial statements of the Seller prepared by Seller's accountants on a review engagement basis as at and for financial year ended November 30, 1996 and thereafter prepared by the Seller for the financial years ended November 30, 1997, November 30, 1998 and November 30, 1999, including the notes thereto, copies of which are annexed hereto as Part 1 of Schedule 1;

         "ASSOCIATE" has the meaning given to that term in the ABCA;

         "ASSUMED OBLIGATIONS" has the meaning set out in Section 4.1;

         "BILL OF SALE" means the assignment, bill of sale and assumption agreement in substantially in the form attached as Schedule 21;

         "BUSINESS DAY" means any day of the week, except Saturday, Sunday, or any statutory holiday in Calgary, Alberta or Los Angeles, California;

         "CDN. $" or "$" means lawful currency of Canada;

         "CLOSING" means the closing of the purchase and sale contemplated hereby on the Closing Date;

         "CLOSING DATE" means April 18, 2000 or such other date as the Seller and the Purchaser may mutually determine;

         "CONTRACT" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

         "EFFECTIVE TIME" means 12:01 a.m. (Calgary time) on the Closing Date;

         "ENCUMBRANCE" means any encumbrance, lien, charge, hypothecation, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, preferential arrangement or restriction of any kind including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership;

         "ENVIRONMENTAL LAWS" has the meaning set out in Subsection 5.19(a);

         "EXCLUDED ASSETS" has the meaning set out in Section 2.2;

         "EXCLUDED LIABILITIES" has the meaning set out in Section 4.2;

         "FINAL ACCOUNTING STATEMENT" has the meaning set out in Subsection 3.2(c);

         "FINANCIAL STATEMENTS" means the Annual Financial Statements and the Interim Financial Statements;

         "GST" has the meaning set out in Subsection 3.4(a);

         "INTELLECTUAL PROPERTY" has the meaning set out in Subsection 2.1(l);

         "INTERIM ACCOUNTING STATEMENT" has the meaning set out in Subsection 3.2(b);

         "INTERIM FINANCIAL STATEMENTS" means the unaudited financial statements of the Seller as prepared by the Seller as at and for the three month period commencing December 1, 1999 and ending on February 29, 2000, a copy of which are annexed hereto as Part 2 of Schedule 1;

         "LEASED REAL PROPERTY" means the real property that is used in the Purchased Business and leased by the Seller and which is described in
         Schedule 4;

         "LIABILITIES" means any and all indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Contract or law;

         "LOSSES" means, in respect of any matter, all claims, demands, proceedings, losses, damages, Liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

         "MANAGEMENT AGREEMENT" means the Amended and Restated Management Agreement dated September 1, 1996 between the Seller and Phelps, as amended;

         "PARTY" means a party to this Agreement, and "PARTIES" means all of such parties;

         "PERMITTED ENCUMBRANCES" means any of the following Encumbrances:

                  (i) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto;

                  (ii) undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse claims, security interests or encumbrances of any nature whatsoever claimed or held by any governmental authority that relate to obligations not due or delinquent;

                  (iii) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease, and liens or rights reserved in any lease for rent or for compliance with the terms of such lease and that relate to obligations not due or delinquent;

                  (iv) security given in the ordinary course of the Purchased Business to any public utility, any municipality or government or any statutory or public authority and that relate to obligations not due or delinquent;

                  (v) the reservations in any original grants from the Crown of any real property or interest therein and statutory exceptions to title, which do not materially detract from the value of the real property concerned or materially impair its use in the operation of the Purchased Business;

                  (vi) the Encumbrances described in Part 1 of Schedule 12 which will continue after Closing; and

                  (vii) the Encumbrances described in Part 2 of Schedule 12 which will be discharged by the Seller at the Closing;

         "PERSON" means any individual, corporation, partnership, joint venture, trust, unincorporated association, or any other judicial entity or a government, state or agency or political subdivision thereof;

         "PHELPS" means Phelps Drilling International Ltd., a corporation subsisting under the laws of Alberta;

         "PRIME RATE" means the annual variable rate of interest quoted or published from time to time by Royal Bank of Canada at its main branch in Calgary, Alberta as the "prime rate" of interest charged by it for Canadian dollar loans made in Canada;

         "PURCHASE PRICE" has the meaning set out in Section 3.1;

         "PURCHASED ASSETS" has the meaning set out in Section 2.1;

         "PURCHASED BUSINESS" means the business carried on by the Seller consisting primarily of an oilfield drilling contract business;

         "TAX ACT" means the Income Tax Act (Canada), as amended from time to time;

         "TIME OF CLOSING" means 2:00 p.m. (Calgary time) on the Closing Date, or such other time on the Closing Date as the Seller and the Purchaser may mutually determine;

         "US EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended from time to time;

         "US SECURITIES ACT" means the United States Securities Act of 1933, as amended from time to time;

         "UTI" means UTI Energy Corp., a corporation subsisting under the laws of the State of Delaware;

         "592655" means 592655 Alberta Ltd., a corporation subsisting under the laws of Alberta; and

         "700392" means 700392 Alberta Ltd., a corporation subsisting under the laws of Alberta.

1.2      CURRENCY

         Unless otherwise indicated, all dollar amounts in this Agreement are expressed in Canadian funds.

1.3      SECTIONS AND HEADINGS

         The division of this Agreement into Articles, Sections and Subsections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section, Subsection or Schedule refers to the specified Article, Section or Subsection of or Schedule to this Agreement.

1.4      NUMBER, GENDER AND PERSONS

         In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.5      ACCOUNTING PRINCIPLES

         Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles that have been established in Canada, including those approved from time to time by the Canadian Institute of Chartered Accountants or any successor body thereto.

1.6      ENTIRE AGREEMENT

         Except for the provisions of the Confidentiality Agreement dated June 16, 1999 between Phelps and UTI that survive the termination of this Agreement, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

1.7      TIME OF ESSENCE

         Time shall be of the essence of this Agreement.

1.8      APPLICABLE LAW

         This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the Parties shall be governed by, the laws of the Province of Alberta and the federal laws of Canada applicable therein, and each Party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

1.9      SUCCESSORS AND ASSIGNS

         (a) Subject to Subsection 1.9(b), no Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties.

         (b) The Purchaser may assign its right under this Agreement in whole or in part to any Affiliate of UTI; provided, however, that any such assignment shall not relieve either the Purchaser or UTI from any of its obligations to the Seller or the Shareholders hereunder. Notwithstanding any such assignment, if an event of default occurs under this Agreement, the Seller shall have the option to claim performance or payment of the obligations from the Purchaser, UTI or the assignee or transferee and to bring proceedings against any or all of them, provided that nothing herein shall entitle the Seller to receive duplicate performance or payment of the same obligation.

         (c) This Agreement shall enure to the benefit of and shall be binding on and enforceable by the Parties and, where the context so permits, their respective successors and permitted assigns.

1.10     SEVERABILITY

         If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct; provided that if the economic or legal substance of the transactions contemplated hereby are affected in an adverse manner to any Party by the severance of such provision, then the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

1.11     AMENDMENTS AND WAIVERS

         No amendment or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision nor shall any waiver constitute a continuing waiver unless otherwise provided.

1.12     KNOWLEDGE OR AWARENESS

         In this Agreement, references to a Party's knowledge or awareness and similar references mean the actual knowledge of the current officers and employees of such Party who are primarily responsible for the matters in question after such Persons have engaged in, or caused to be performed, a reasonable review of the relevant files and records of such Party relating to the Purchased Assets, but without any further inquiry and does not include knowledge or awareness of any other Person.

1.13     SCHEDULES

         The following Schedules are attached to and form part of this
Agreement:

                  Schedule 1     -     Financial Statements
                  Schedule 2     -     Drilling Rigs and Equipment
                  Schedule 3     -     Drilling Contracts
                  Schedule 4     -     Leased Real Property
                  Schedule 5     -     Vehicles
                  Schedule 6     -     Other Agreements
                  Schedule 7     -     Licenses and Permits
                  Schedule 8     -     Intellectual Property
                  Schedule 9     -     Allocation of Purchase Price
                  Schedule 10    -     Insurance Policies
                  Schedule 11    -     Consents and Approvals
                  Schedule 12    -     Permitted Encumbrances
                  Schedule 13    -     Subsequent Changes
                  Schedule 14    -     Legal and Regulatory Proceedings
                  Schedule 15    -     Environmental Matters
                  Schedule 16    -     Intentionally Left Blank
                  Schedule 17    -     Major Customers
                  Schedule 18    -     Opinion of Seller's Counsel
                  Schedule 19    -     Opinion of Purchaser's and UTI's Counsel
                  Schedule 20    -     Related Transactions
                  Schedule 21    -     Bill of Sale

                                   ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED ASSETS

2.1      PURCHASED ASSETS

         Upon the terms and subject to the conditions of this Agreement, the Seller shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase from the Seller, on the Closing Date, all of the property and assets of the Seller (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wherever situate (collectively, the "PURCHASED ASSETS"), including, without limitation, the following:

         (a) DRILLING EQUIPMENT. All drilling rigs and related assets and ancillary equipment together with all spare parts and related assets necessarily incidental to the use of the drilling rigs including, without limitation, the drilling equipment described in Part 1 of Schedule 2;

         (b) DRILLING CONTRACTS. All rights under drilling contracts under which Seller has agreed to provide drilling services to a third party including drilling contracts for which drilling services have been commenced by Seller prior to but have not been completed by Seller as of the Effective Time including, without limitation, the Contracts described in Schedule 3;

         (c) LEASED REAL PROPERTY. All rights (whether as lessee or lessor) under leases of real property, together with all leasehold improvements relating thereto including, without limitation, the Leased Real Property described in Schedule 4;

         (d) OFFICE EQUIPMENT. All furniture, furnishings and accessories, computer equipment (hardware and software, including all rights under licences and other agreements relating thereto), telephones, cellular phones, office equipment and office supplies together with all service, operational and other manuals and all replacement parts and tools with respect to the foregoing including, without limitation, all office equipment described in Part 2 of Schedule 2;

         (e) OTHER MACHINERY AND EQUIPMENT. All machinery and shop equipment, hand tools and handling equipment including, without limitation, the machinery and equipment described in
                  Part 3 of Schedule 2;

         (f) VEHICLES. All trucks, cars and other vehicles including, without limitation, the vehicles described in Schedule 5;

         (g) LEASES OF PERSONAL PROPERTY. All rights under vehicle and equipment leases, rental equipment contracts and office equipment leases and Contracts including, without limitation, the leases described in Schedules 2 and 5;

         (h) INVENTORIES. All inventories including, without limitation, raw materials and replacement parts;

         (i)      PREPAID EXPENSES. All prepaid expenses;

         (j) OTHER AGREEMENTS. All rights under orders or Contracts for the provision of goods or services (whether as buyer or seller), distribution and agency agreements, and other Contracts not otherwise referred to in this Section 2.1 including, without limitation, the Contracts described in Schedule 6;

         (k) LICENCES AND PERMITS. All licences, permits, approvals, consents, registrations, certificates and other authorizations required to carry on the Purchased Business in the ordinary course including, without limitation, those described in
                  Schedule 7;

         (l) INTELLECTUAL PROPERTY. All trade or brand names, business names, trade marks, trade mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, patents, patent registrations and applications and other patent rights (including any patents issued on such applications or rights), trade secrets, proprietary manufacturing information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, unpatented blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all rights under licences, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing (collectively, "INTELLECTUAL

                  PROPERTY") including, without limitation, the trademarks, copyrights, patents, licences and agreements described in
                  Schedule 8;

         (m) BOOKS AND RECORDS. All books and records (other than those required by law to be retained by the Seller, copies of which will be made available to the Purchaser), including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored);

         (n) TELEPHONE NUMBERS. The right to the use of the Seller's telephone and cellular numbers and facsimile numbers to the extent permitted by the appropriate telephone authority; and

         (o) GOODWILL. All goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the Purchased Business in succession to the Seller and the right to use any words indicating that the Purchased Business is so carried on.

2.2      EXCLUDED ASSETS

         Notwithstanding the provisions of Section 2.1, the Purchased Assets shall exclude the following property and assets of the Seller as determined at the Effective Time (collectively, the "EXCLUDED ASSETS"):

         (a)      CASH. All cash on hand or in banks or other depositories;

         (b) ACCOUNTS RECEIVABLE. All accounts receivable, trade accounts, notes receivable, and book debts due or accruing due in respect of services provided by the Seller or Phelps on behalf of the Seller prior to the Effective Time and which have been invoiced by the Seller or by Phelps prior to the Effective Time;

         (c) WORK IN PROGRESS. All work in progress consisting of services provided by the Seller or by Phelps prior to the Effective Time and which have not been invoiced by the Seller or by Phelps as of the Effective Time;

         (d) INCOME TAXES. All income tax payments and/or installments paid by the Seller and the right to receive any refund of income taxes paid by the Seller;

         (e) PROVINCIAL SALES TAXES. All British Columbia provincial sales tax payments and/or installments paid by the Seller and the right to receive any refund of provincial sales taxes paid by the Seller;

         (f) GST. All GST payments and/or installments paid by the Seller and the right to receive any refund of GST paid by the Seller;

         (g)      BANK ACCOUNTS. All bank accounts of the Seller;

         (h) MANAGEMENT AGREEMENTS. The interest of Seller in the Management Agreement;

         (i) INTERCORPORATE INDEBTEDNESS. All amounts due or accruing due to or by the Seller from or to Phelps including, without limitation, any amounts due or accruing due from or to Phelps under the Management Agreement; and

         (j) LITIGATION. Any and all payments payable or to become payable to the Seller in regard to any actions, suits or proceedings.

2.3      MERCHANTABILITY

         Notwithstanding anything to the contrary contained in this Agreement, the Purchaser and UTI acknowledge that the Purchaser will acquire the Purchased Assets on an "as is" "where is" basis and that the Seller does not make any representation or warranty as to the fitness for purpose, condition or merchantability of the Purchased Assets or any of them, except as expressly provided otherwise in Article 5. Each of the Purchaser and UTI acknowledge and agree that they have relied and shall rely solely on their own appraisal and estimate as to the quantum value of the Purchased Assets and the Purchased Business and that they have relied and shall rely on their own analysis related thereto, notwithstanding anything to the contrary contained in this Agreement.

                                   ARTICLE 3
                                 PURCHASE PRICE

3.1      PURCHASE PRICE

         Subject to the adjustments provided for in Section 3.2, the aggregate purchase price (the "PURCHASE PRICE") payable by the Purchaser to the Seller for the Purchased Assets shall be Cdn. $8,807,333, payable by delivery of a bank draft or wire transfer at Closing.

3.2      ADJUSTMENTS

         (a) APPORTIONMENT OF BENEFITS AND OBLIGATIONS. All benefits and obligations of any kind and nature accruing, payable or paid in respect of the Purchased Assets shall be apportioned between the Seller and the Purchaser as of the Effective Time.

         (b) INTERIM ACCOUNTING. An interim accounting and adjustment shall be carried out by the Seller and a statement (the "INTERIM ACCOUNTING STATEMENT") shall be prepared and delivered by the Seller to the Purchaser at least three Business Days prior to the Closing Date based on the Seller's good faith estimate of all adjustments to be made to the Purchase Price as of the Effective Time. The Purchase Price shall be adjusted on the Closing Date to reflect the adjustments provided for in the Interim Accounting Statement. At its initiative or upon the reasonable request of the Seller, the Purchaser agrees to provide subsequent Interim Accounting Statement(s) after the Closing Date and before the Final Accounting Statement is provided, and the Seller and the Purchaser agree to make all reasonable efforts to agree upon these subsequent interim adjustments and to provide for the prompt payment of same, together with interest thereon at the

                  Prime Rate from and including the Closing Date to but excluding the date of payment.

         (c) FINAL ACCOUNTING. Following Closing, a final accounting shall be carried out by the Purchaser and a statement (the "FINAL ACCOUNTING STATEMENT") shall be prepared and delivered by the Purchaser to the Seller within nine (9) months after the Closing Date. Neither the Seller nor the Purchaser shall be obligated to make any further adjustments to the items provided for in the Final Accounting Statement after the Final Accounting Statement is approved or is deemed to have been approved.

         (d) APPROVAL OF FINAL ACCOUNTING STATEMENT. The Seller shall have a period of 30 days from the date it receives the Final Accounting Statement in which to review the same. For the purpose of such review, the Purchaser agrees to permit the Seller and its authorized representatives to examine all working papers, schedules and other documentation used or prepared by the Purchaser in connection with the preparation of the Final Accounting Statement. If no objection to the Final Accounting Statement is given to the Purchaser by the Seller within such 30 day period in accordance with the provisions of Subsection 3.2(e), the Final Accounting Statement shall be deemed to have been approved as of the last day of such 30 day period.

         (e) OBJECTION TO FINAL ACCOUNTING STATEMENT. If the Seller objects to the Final Accounting Statement within the 30 day period referenced in Subsection 3.2(d) by giving written notice to the Purchaser setting out in reasonable detail the nature of such objection, the Seller and Purchaser agree to attempt to resolve the matters in dispute within 15 days from the date of giving such notice. If all matters in dispute are resolved by the Seller and the Purchaser, the Final Accounting Statement shall be modified to the extent required to give effect to such resolution and shall be deemed to have been approved as of the date of such resolution.

         (f) DISPUTE RESOLUTION. If the Seller and Purchaser cannot resolve all matters in dispute within the 15 day period referenced in Subsection 3.2(e), all unresolved matters shall be submitted for resolution to a single arbitrator chosen by the Seller and the Purchaser, or failing agreement, chosen by a judge of the Court of Queen's Bench of Alberta (the "ARBITRATOR"). The Arbitrator shall be given access to all materials and information reasonably requested by it for such purpose. The rules and procedures to be followed in the arbitration proceedings shall be determined by the Arbitrator in its discretion. The Arbitrator's determination of all such matters shall be final and binding and shall not be subject to appeal by any Party. The fees and expenses of the Arbitrator shall be borne equally by the Seller and the Purchaser or in such other proportion as may be determined by the Arbitrator in its sole discretion. The Final Accounting Statement shall be modified to the extent required to give effect to the Arbitrator's determination and shall be deemed to have been approved as of the date of such determination.

         (g) PAYMENT OF ADJUSTED AMOUNT. Any adjustments to the Purchase Price shall be settled by the indebted Party by cash payment to the recipient Party within 5 Business Days after the Final Accounting Statement is deemed to have been approved in accordance with this Section 3.2, together with interest thereon at the Prime Rate from and including the Closing Date to but excluding the date of payment.

3.3      ALLOCATION OF PURCHASE PRICE

         The Seller and the Purchaser agree to allocate the Purchase Price among the Purchased Assets in accordance with Schedule 9 and to report the sale and purchase of the Purchased Assets for all federal, provincial and local tax purposes in a manner consistent with such allocation.

3.4      GST

         (a) The Parties acknowledge that the Purchase Price is exclusive of the Goods and Services Tax ("GST") as provided for in the Excise Tax Act (Canada).

         (b) Each of the Seller and the Purchaser represent and warrant to the other that it is a registrant for GST purposes and will continue to be a registrant at the Closing Date in accordance with the provisions of the Excise Tax Act (Canada) and that each of their GST registration numbers is:

                  Seller    - BN 13686 5854 RT0001

                  Purchaser - o

         (c) The Seller represents and warrants to the Purchaser that the sale of the Purchased Assets is a sale of a business or part of a business carried on by the Seller at the time of the sale for the purposes of the Excise Tax Act (Canada), and the Purchaser represents and warrants to the Seller that the acquisition of the Purchased Assets represents the acquisition of all or substantially all of the property that can reasonably be regarded as being necessary for the Purchaser to be capable of carrying on the Seller's business or such part of the Seller's business as a business.

         (d) The Seller and the Purchaser shall jointly prepare and execute the election prescribed by subsection 167(1) of the Excise Tax Act (Canada) and the Purchaser shall file such election in the manner and within the time prescribed thereto.

         (e) Pursuant to paragraph Subsection 3.4(d) above, and subsection 167(1.1) of the Excise Tax Act (Canada), no GST is payable by the Purchaser to the Seller in respect of the sale and purchase of the Purchased Assets.

                                   ARTICLE 4
                            ASSUMPTION OF OBLIGATIONS

4.1      ASSUMPTION OF OBLIGATIONS

         Upon the terms and subject to the conditions of this Agreement, the Purchaser shall assume, pay, satisfy, discharge, perform and fulfill, on the Closing Date, all prospective obligations of the Seller which are required to be performed on or after the Effective Time (the "ASSUMED OBLIGATIONS") under:

         (a)      the Contracts described in Schedules 2 through 6 inclusive and
                  Schedule 8;

         (b) the licenses, permits, approvals, consents, registrations, certificates and other authorizations described in Schedule 7;

         (c) any other Contracts entered into by the Seller in the ordinary course consistent with past business practice and generally accepted industry practice for the provision of goods or services by a third party to the Seller on normal commercial terms and which will not require an aggregate expenditure in excess of $100,000; and

         (d) any other Contracts entered into by the Seller in the ordinary course consistent with past business practice and generally accepted industry practice for the provision of goods or services by the Seller to a third party on normal commercial terms and which will not result in the receipt of revenue in excess of $50,000.

4.2      EXCLUSION OF LIABILITIES

         Except as set forth in Section 4.1, the Purchaser shall not be obligated to pay or perform or otherwise be responsible for any Liabilities of the Seller including any Liabilities or claims of any kind or nature arising out of or related to the operation of the Purchased Business, the Seller or the Purchased Assets accrued or incurred or caused by any act, condition, or event existing or arising on or prior to the Effective Time or relating to the Excluded Assets (the "EXCLUDED LIABILITIES").

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         The Seller represents and warrants to the Purchaser as follows:

5.1      ORGANIZATION

         The Seller is a corporation validly subsisting under the laws of the Province of Alberta and has the corporate power to carry on the Purchased Business as now being conducted by it and to enter into this Agreement and to perform its obligations hereunder. The Shareholders are all of the legal and beneficial shareholders of the Seller.

5.2      AUTHORIZATION

         This Agreement has been duly authorized, executed and delivered by the Seller and the Shareholders and is a legal, valid and binding obligation of the Seller and the Shareholders, enforceable against them by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

5.3      NO CONFLICT

         The execution and delivery of this Agreement by the Seller and the consummation of the transactions herein provided for will not result in:

         (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with:

                  (i) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Seller;

                  (ii) any judgment, decree, order or award of any court, governmental body or arbitration having jurisdiction over the Seller;

                  (iii) any licence, permit, approval, consent or authorization held by the Seller or necessary to the operation of the Purchased Business except as set forth in Schedule 11; or

                  (iv) any applicable law, statute, ordinance, regulation or rule;

         (b) a default under any Contract to which the Seller is a party or by which it is or any of the Purchased Assets are bound, except for the notifications, consents and approvals described in Part 2 of Schedule 11; or

         (c) the creation or imposition of any Encumbrance on any of the Purchased Assets.

5.4      NO OTHER AGREEMENTS TO PURCHASE
         No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets.

5.5      SUFFICIENCY OF PURCHASED ASSETS

         The Purchased Assets owned or leased by the Seller are sufficient to carry on the Purchased Business in a manner consistent with the past business practices of the Seller. All the tangible Purchased Assets are situate at the locations set out in Schedules 2 and 5.

5.6      TITLE TO PURCHASED ASSETS

         The Seller is the absolute legal and beneficial owner of and has good and marketable title to, or in the case of leased, subleased, licensed or sublicensed Purchased Assets, valid and subsisting leasehold interests or licenses as the case may be in, all of the Purchased Assets, free and clear of all Encumbrances, except Permitted Encumbrances, and is exclusively entitled to possess and dispose of the Purchased Assets (subject only to the necessity for obtaining the consents and approvals described in Schedule 11).

5.7      LEASED REAL PROPERTY

         The Seller is not the beneficial or registered owner of and has not agreed to acquire any real property or any interest in any real property other than the Leased Real Property described in Schedule 4. The Seller is not a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, other than the leases (the "LEASES") described in Schedule 4.
Schedule 4 sets out the parties to each of the Leases, their dates of execution and expiry dates, any options to renew, the locations of the leased lands and premises and the rent payable thereunder. Except as described in Schedule 4, the Seller occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. Each of the Leases is in good standing and in full force and effect, and neither the Seller nor any other party thereto is in breach of any covenants, conditions or obligations contained therein. The Seller has provided to the Purchaser a true and complete copy of each Lease and all amendments thereto referred to in Schedule 4.

5.8      INTELLECTUAL PROPERTY

         Schedule 8 sets out all registered or pending Intellectual Property (including particulars of registration or application for registration) and all licences, registered user agreements and other Contracts that comprise or relate to Intellectual Property. The Intellectual Property comprises all trade or brand names, business names, trade marks, service marks, copyrights, patents, trade secrets, know-how, inventions, designs and other industrial or intellectual property necessary to conduct the Purchased Business. The Seller is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. No Person has been granted any interest in or right to use all or any portion of the Intellectual Property. To the knowledge of the Seller, the conduct of the Purchased Business does not infringe upon the industrial or intellectual property rights, domestic or foreign, of any other Person. Neither the Seller nor the Shareholders are aware of a claim of any infringement or breach of any industrial or intellectual property rights of any other Person, nor have the Seller or the Shareholders received any notice that the conduct of the Purchased Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, and the Seller and the Shareholders have no knowledge of any infringement or violation of any of the Seller's rights in the Intellectual Property. Neither the Seller nor the Shareholders are aware of any state of facts that casts doubt on the validity or enforceability of any of the Intellectual Property. The Seller has provided to the Purchaser a true and complete copy of all Contracts and amendments thereto that comprise or relate to the Intellectual Property referred to in Schedule 8.

5.9      INSURANCE

         The Seller has insured the Purchased Assets set forth in Schedules 2, 4 and 5 in accordance with the Seller's normal business practices against loss or damage by all insurable hazards or risks and such insurance coverage will be continued in full force and effect up to and including the Time of Closing.
Schedule 10 sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Seller on the Purchased Assets set forth in Schedules 2, 4 and 5 as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased Assets. The Seller is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy, in due and timely fashion. The Seller has provided to the Purchaser a true copy of each insurance policy referred to in Schedule 10.

5.10     MATERIAL CONTRACTS

         The Schedules describe each of the following material subsisting Contracts relating to the Purchased Business or Purchased Assets to which the Seller is a party or by which it or any of the Purchased Assets is bound:

         (a) any Contract for the purchase or supply of materials, supplies, equipment or services involving more than $50,000 in respect of any one such Contract or more than $100,000 in respect of all such Contracts;

         (b) any employment, consulting or management Contract or any other Contract with any officer, employee or consultant, other than oral Contracts of indefinite hire terminable by the Seller without cause or reasonable notice;

         (c) any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

         (d) any Encumbrance registered against any of the Purchased Assets or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

         (e) any distributor, sales, advertising, agency or manufacturer's representative Contract;

         (f) any collective bargaining agreement or other Contract with any labour union;

         (g) any Contracts for capital expenditures in excess of $50,000 in respect of any one such Contract or in excess of $100,000 in the aggregate in respect of all such Contracts;

         (h)      any Contract for the sale of any assets;

         (i) any Contract pursuant to which the Seller is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

         (j)      any non-competition or similar Contract;

         (k) any licence, franchise or other agreement that relates in whole or in part to any Intellectual Property;

         (l) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, except for cheques endorsed for collection in the ordinary course of the Purchased Business, which obligations, Liabilities or indebtedness the Purchaser shall be obligated to pay, assume or perform or otherwise be responsible;

         (m) any Contract that expires, or may expire if the same is renewed or extended at the option of any Person other than the Seller, more than one year after the date of this Agreement;

         (n) any Contract entered into by the Seller other than in the ordinary course of the Purchased Business; or

         (o) any other Contract which is material to the Seller or the absence of which would have a material adverse effect on the Purchased Business or the Purchased Assets.

Except as described in the Schedules, the Seller has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Purchased Business or Purchased Assets to which it is a party or by which it is bound; the Seller has not received payment under any Contract for any goods or services not yet provided by the Seller under such Contract; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing. The Seller has provided to the Purchaser a true and complete copy of each Contract listed or described in the Schedules and all amendments thereto, other than oral Contracts.

5.11     COMPLIANCE WITH LAWS; GOVERNMENTAL AUTHORIZATION

         To the knowledge of the Seller, the Seller has complied in all material respects with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Purchased Business or the Purchased Assets.
Schedule 7 sets out a complete and accurate list of all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "LICENCES") held by or granted to the Seller, and there are no other licences, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Purchased Business or to own or lease any of the Purchased Assets. Each Licence is valid, subsisting, in good standing, and transferable or assignable to the Purchaser, except as noted otherwise in Schedule 7. The Seller has received no notice of nor is the Seller in default or breach of any Licence and, to the knowledge of the Seller, no proceeding is pending or threatened to revoke or limit any Licence. The Seller has provided to the Purchaser a true and complete copy of each Licence and all amendments thereto referred to in Schedule 7.

5.12     CONSENTS AND APPROVALS

         (a) REGULATORY CONSENTS. There is no requirement to make any filing with, give any notice to or to obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Part 1 of Schedule 11 or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser.

         (b) THIRD PARTY CONSENTS. There is no requirement under any Contract relating to the Purchased Business or Purchased Assets to which the Seller is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Part 2 of Schedule 11.

5.13     FINANCIAL STATEMENTS

         The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, are correct and complete, and present fairly the assets, Liabilities and financial condition of the Seller as at the respective dates of the Financial Statements and the sales, earnings and results of operations of the Seller for the respective periods covered by the Financial Statements. The Seller has provided to the Purchaser true and complete copies of the Financial Statements.

5.14     BOOKS AND RECORDS

         The books and records of the Seller fairly and correctly set out and disclose, in accordance with Canadian generally accepted accounting principles, the financial position of the Seller as at the date hereof, and all financial transactions of the Seller relating to the Purchased Business have been accurately recorded in such books and records.

5.15     ABSENCE OF CHANGES

         Since September 1, 1999, the Purchased Business has been carried on in the ordinary and normal course consistent with the Seller's past business practice and, except as set forth in the Financial Statements or as described in
Schedule 13 there has not been:

         (a) any material adverse change in the condition (financial or otherwise), assets, Liabilities, operations, earnings, business or prospects of the Purchased Business;

         (b) any damage, destruction or loss (whether or not covered by insurance) affecting Purchased Assets having a value in excess of $100,000 in each instance or $200,000 in the aggregate;

         (c) any Liability or Contract incurred or entered into by the Seller in connection with the Purchased Business, other than those incurred or entered into in the ordinary and normal course of the Purchased Business and consistent with the Seller's past business practice;

         (d) any labour trouble adversely affecting the Purchased Business or the Purchased Assets;

         (e) any sale, assignment, transfer, licenses, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets;

         (f) any write-down or write-off of any inventory, accounts or notes receivable or any portion thereof relating to the Purchased Business in amounts exceeding $50,000 in each instance or $100,000 in the aggregate;

         (g) any amendment, termination or waiver of any rights of value to the Purchased Business in amounts exceeding $100,000 in each instance or $200,000 in the aggregate;

         (h) any capital expenditures or commitments relating to the Purchased Business or Purchased Assets in excess of $200,000 in the aggregate;

         (i) any change in the maintenance procedures followed by the Seller;

         (j) any change in the accounting or tax practices followed by the Seller; or

         (k) any change in the credit terms offered to customers of, or by suppliers to, the Purchased Business.

5.16     NON-ARM'S LENGTH TRANSACTIONS

         (a) Except for any Contracts which do not form part of the Purchased Assets or the Assumed Obligations, the Seller is not party to any Contract with any officer, director, employee, shareholder or any other Person not dealing at arm's length with the Seller (within the meaning of the Tax Act) or any Affiliate or Associate of any of the foregoing.

         (b) No officer, director or shareholder of the Seller and no entity that is an Affiliate or Associate of one or more of such individuals:

                  (i) owns, directly or indirectly, any interest in (except for shares representing less than five per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor of the Purchased Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Purchased Business; or

                  (ii) owns, directly or indirectly, in whole or in part, any property that the Seller uses in the operation of the Purchased Business.

5.17     LITIGATION

         Except as described in Schedule 14, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Seller) pending or, to the best knowledge of the Seller, threatened against or affecting the Seller at law or in equity or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or before or by an arbitrator or arbitration board. The Seller is not aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

5.18     RESIDENCY

         The Seller is a resident of Canada for the purposes of the Tax Act.

5.19     ENVIRONMENTAL MATTERS

         (a) Except as described in Schedule 15, the Seller has been and is in compliance in all material respects with all applicable federal, provincial, municipal and local laws, statutes, ordinances, by-laws and regulations, and other directives and decisions rendered by any ministry, department or administrative or regulatory agency ("ENVIRONMENTAL LAWS") relating to the protection of the environment, occupational health and safety or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutants, contaminants, chemicals or industrial toxic or hazardous wastes or substances.

         (b) The Seller has never received any notice of nor been prosecuted for non-compliance with any Environmental Laws with respect to the Purchased Business or the Purchased Assets.

         (c) The Seller has delivered to the Purchaser a true and complete copy of all environmental audits, evaluations, assessments, studies or tests relating to the Purchased Business or Purchased Assets of which it is aware.

5.20     EMPLOYEE MATTERS

         The Seller has no employees and has not entered into any consulting or employment contracts or similar contracts.

5.21     CUSTOMERS AND SUPPLIERS

         (a) Schedule 17 sets out the major customers of the Purchased Business, being those customers of the Purchased Business accounting for more than 10% of revenue during either the period January 1, 1996 to February 29, 2000, or the last 12 calendar months. To the knowledge of the Seller there has been no termination or cancellation of, and no modification or change in, the Seller's business relationship with any major customer or group of major customers. The Seller has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Purchased Business will not continue after the Closing Date in substantially the same manner as prior to the date of this Agreement.

         (b) Except as set forth in Schedule 17, the Seller has not derived any of its revenues during its last fiscal year from sales to, or within, the United States or from services performed in the United States.

5.22     Y2K COMPLIANCE

         To the knowledge of the Seller, all of the Purchased Assets are Year 2000 Compliant to the extent applicable. For the purposes of this Agreement, "Year 2000 Compliant" means that:

         (a) neither the performance nor the functionality of the Purchased Assets will be affected by dates prior to, during, or after the year 2000, or by any changes to the field configuration which contains the date information within any part of the Purchased Assets caused by the advent of the year 2000;

         (b) the Purchased Assets are and will be capable of accurate and timely processing, storage, inputting, outputting, displaying, sorting and sequencing of any data or input which includes an indication of or reference to a date; and

         (c) the Purchased Assets are and will be capable of accurate and timely identification, manipulation, and calculation using dates outside the 1900 - 1999 year range.

5.23     FULL DISCLOSURE

         To the knowledge of the Seller, there are no facts pertaining to the Seller, the Purchased Business or the Purchased Assets which could reasonably be expected to have a material adverse effect on the Purchased Business or the Purchased Assets and which have not been disclosed in this Agreement or the Schedules.

5.24     BROKERS

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

                                   ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser and UTI, jointly and severally, represent and warrant to the Seller as follows:

6.1      ORGANIZATION

         The Purchaser is a corporation validly subsisting under the laws of the Province of Alberta and has the corporate power to enter into this Agreement and to perform its obligations hereunder. UTI is a corporation validly subsiding under the laws of the State of Delaware and has the corporate power to enter into this Agreement and to perform its obligations hereunder.

6.2      AUTHORIZATION

         This Agreement has been duly authorized, executed and delivered by each of the Purchaser and UTI and are legal, valid and binding obligations of the Purchaser and UTI enforceable against the Purchaser and UTI, as the case may be, by the Seller in accordance with the terms of this Agreement, except as such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

6.3      NO CONFLICT

         The execution and delivery of this Agreement by each of the Purchaser and UTI and the consummation of the transactions herein provided for will not result in the violation of any provision of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser or UTI under:

         (a) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser or UTI;

         (b) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser or UTI;

         (c)      any applicable law, statute, ordinance, regulation or rule; or

         (d) any Contract to which the Purchaser or UTI is a party or by which the Purchaser or UTI are bound.

6.4      CONSENTS AND APPROVALS

         (a) REGULATORY CONSENTS. There is no requirement for either the Purchaser or UTI to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement and that would materially adversely affect the

                  Purchaser's or UTI's ability to consummate the transactions contemplated by this Agreement.

         (b) THIRD PARTY CONSENTS. Except for notices to UTI's lenders and any applicable stock exchange, there is no requirement under any Contract to which either the Purchaser or UTI is a party or by which either the Purchaser or UTI is bound, to give notice to, to obtain the consent or approval of, any party to such Contract relating to the transactions contemplated in this Agreement that would materially adversely affect the Purchaser's or UTI's ability to consummate the transactions contemplated by this Agreement.

6.5      INVESTMENT CANADA

         The Purchaser will comply with the Investment Canada Act and the Competition Act to the extent, if any, applicable to the transactions referred to in this Agreement including, without limitation, the related transactions contemplated by the agreements listed in Schedule 20.

6.6      BROKERS

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.


                                   ARTICLE 7
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1      SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         Notwithstanding the Closing or any investigation made by or on behalf of the Party entitled to the benefit thereof, the representations and warranties contained in this Agreement and in all certificates and documents delivered pursuant to or contemplated by this Agreement shall survive the Closing of the transactions contemplated hereby and shall not be merged in any conveyances or other documents provided pursuant to this Agreement, provided that no claim may be made by one Party against any other Party, pursuant to or based upon any of these representations and warranties unless written notice thereof with reasonable particulars shall have been provided by such Party to the other Party within 18 months following the Closing.

                                   ARTICLE 8
                                   COVENANTS

8.1      ACCESS TO PURCHASED BUSINESS AND PURCHASED ASSETS

         The Seller shall permit the Purchaser to conduct a due diligence review of the Purchased Assets and the records and documents related thereto and to the Purchased Business. The Seller shall forthwith make available to the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy to the Purchaser of, all title documents, Contracts, financial statements, policies, plans, reports, licences, orders, permits, books of account, accounting records and all other documents, information and data relating to the Purchased Business. The Seller shall afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Purchased Assets during normal business hours and all other property and assets utilized in the Purchased Business. At the request of the Purchaser, the Seller shall execute such consents, authorizations and directions as may be necessary to permit any inspection of the Purchased Business or any of the Purchased Assets or to enable the Purchaser or its authorized representative to obtain full access to all files and records relating to any of the Purchased Assets maintained by governmental or other public authorities. At the Purchaser's request, the Seller shall co-operate with the Purchaser in arranging any such meetings as the Purchaser should reasonably request with:

         (a) customers, suppliers, distributors or others who have or have had a business relationship with the Seller in respect of the Purchased Business; and

         (b) the auditors, solicitors or any other persons engaged or previously engaged to provide services to the Seller who have knowledge of matters relating to the Purchased Business or Purchased Assets.

         In particular, without limitation, the Seller shall permit the Purchaser's representatives or consultants to conduct all such testing and inspection in respect of environmental matters at such locations of the Purchased Business as the Purchaser may determine, in its sole discretion, as may be required to satisfy the Purchaser in respect of such matters and the Seller shall permit the representatives or consultants of the Purchaser to conduct a physical review of the equipment of the Purchased Business as the Purchaser reasonably deems necessary so as to enable the Purchaser to appraise and/or estimate the quantum of value of such equipment. The exercise of any rights of inspection by or on behalf of the Purchaser under this Section 8.1 shall not mitigate or otherwise affect any of the representations and warranties of the Seller hereunder, which shall continue in full force and effect as provided in Section 7.1. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, each of the Purchaser and UTI acknowledge and agree that it has relied and shall rely solely on its own appraisal and estimate of the quantum of value of the Purchased Assets and the Purchased Business and that it has relied and shall rely on its own analysis related thereto.

8.2      DELIVERY OF BOOKS AND RECORDS

         At the Time of Closing, there shall be delivered to the Purchaser by the Seller all the books and records described in Section 2.1. The Purchaser agrees that it will preserve the books and records so delivered to it for a period of 4 years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Seller or its authorized representatives reasonable access thereto in connection with the affairs of the Seller relating to its matters, but the Purchaser shall not be responsible or liable to the Seller for or as result of any accidental loss or destruction of or damage to any such books or records. Until March 1, 2001, the Seller will be permitted reasonable access to the computer system which relates to the Purchased Assets to handle accounting and other matters relating to Seller.

8.3      CHANGE OF NAME

         The Seller agrees that from and after the Closing Date the Seller will not use the words "Phelps Drilling" or "Phelps Drilling International" or any variation thereof or any similar words in any active business or other activity which might create any confusion over these names.

8.4      CONDUCT OF PURCHASED BUSINESS PRIOR TO CLOSING

         Without in any way limiting any other obligations of the Seller hereunder, during the period from the date hereof to the Time of Closing:

         (a) CONDUCT BUSINESS IN THE ORDINARY COURSE. The Seller shall conduct the Purchased Business and maintain the Purchased Assets in a proper and prudent manner consistent with past practice and generally accepted industry practice. In addition, the Seller shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld), (i) enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Seller contained herein, or (ii) make any material decisions or enter into any material Contracts with respect to the Purchased Business or the Purchased Assets other than the entering into or performance of drilling contracts and maintenance and repair activities that are entered into or conducted in the ordinary course of business and in a proper and prudent manner consistent with past business practice and generally accepted industry practice;

         (b) CONTINUE INSURANCE. The Seller shall (i) continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect, (ii) take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and (iii) give all notices and present all claims under all policies of insurance in a due and timely fashion;

         (c) REGULATORY CONSENTS. The Seller shall use its best efforts to obtain, at or prior to the Time of Closing, from all appropriate federal, provincial, municipal or other governmental or regulatory bodies, the licences, permits, consents, approvals, certificates, registrations and authorizations described in Part 1 of Schedule 11;

         (d) PRESERVE GOODWILL. The Seller shall use its best efforts to preserve intact the Purchased Business and Purchased Assets and to carry on the Purchased Business as currently conducted, and the Seller shall use its best efforts to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Seller;

         (e) DISCHARGE LIABILITIES. The Seller shall pay and discharge the Liabilities of the Seller relating to the Purchased Business in the ordinary course in accordance and consistent with the previous practice of the Seller, except those contested in good faith by the Seller;

         (f) CORPORATE ACTION. The Seller shall use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and shareholders of the Seller to be held for such purpose; and

         (g) BEST EFFORTS. The Seller shall use its best efforts to satisfy the conditions contained in Section 9.1.

8.5      THIRD PARTY CONSENTS AND NOVATIONS

         (a) The Seller shall promptly give such notices to third parties and use its best efforts to obtain such third party consents and novations as the Purchaser or the Seller may reasonably deem necessary or desirable in connection with the transactions contemplated by this Agreement including, without limitation, those consents and novations described in Schedule
                  11. The Purchaser shall cooperate and use its best efforts to assist the Seller in giving such notices and obtaining such consents and novations.

         (b) Each of the Seller and the Purchaser agree that, in the event any consent or novation necessary or desirable to preserve for the Purchased Business any right or benefit under any lease, license, contract, commitment or other agreement or arrangement to which the Seller is a party is not obtained or in the reasonable opinion of the Seller shall not be obtained prior to the Closing, the Seller will, subsequent to the Closing, cooperate with the Purchaser in attempting to obtain such consent or novation as promptly thereafter as practicable. Until such consent or novation is obtained or if such consent or novation cannot be obtained, the Seller shall use its best efforts to provide the Purchaser with the rights and benefits of the affected lease, license, contract, commitment or other agreement or arrangement (collectively, the "NON-ASSIGNABLE RIGHTS") for the term of such lease, license, contract or other agreement or arrangement, and, if the Seller provides such rights and benefits, the Purchaser shall assume the obligations and burdens thereunder and indemnify and save harmless the Seller in respect thereof. In particular, the Seller shall, at the request of the Purchaser:

                  (i) hold any such Non-Assignable Rights in trust for the Purchaser or act as agent for the Purchaser;

                  (ii) enforce any rights of the Seller arising from such Non-Assignable Rights against the issuer thereof or the other party or parties thereto;

                  (iii) take all such actions and do, or cause to be done, all such things at the request of the Purchaser as shall reasonably be necessary and proper in order that the value of any Non-Assignable Rights shall be preserved and shall enure to the benefit of the Purchaser; and

                  (iv) pay over to the Purchaser, all monies collected by or paid to the Seller in respect of such Non-Assignable Rights in respect of amounts due or accruing due subsequent to the Effective Time.

         (iv) pay over to the Purchaser, all monies collected by or paid to the Seller in respect of such Non-Assignable Rights in respect of amounts due or accruing due subsequent to the Effective Time.

8.6      FINANCIAL STATEMENT COOPERATION

         The Seller agrees, at the cost and expense of the Purchaser, to cooperate with the Purchaser and to assist the Purchaser's outside auditors in the preparation of any financial statements relating to the Purchased Assets and the Seller that may be reasonably requested by the Purchaser or UTI for filing with the Securities and Exchange Commission in connection with any filings that may be made by the Purchaser or UTI under the US Securities Act or the US Exchange Act. Such financial statements shall consist of (i) such audited balance sheets and audited statements of operations, cash flows and changes in equity together with the notes thereon and (ii) such unaudited interim balance sheet and unaudited interim statements of operations, cash flows and changes in equity, if any, in each case as the Purchaser or UTI shall reasonably deem to be required by the Purchaser or UTI.

8.7      EXCLUSIVITY

         From the date hereof until the Closing, neither the Seller nor any of the Shareholders will directly or indirectly initiate discussions with or engage in negotiations with any Person other than the Purchaser for any sale of the Purchased Business or any of the Purchased Assets, whether through any sale of assets, sale of shares, reorganization or otherwise.

8.8      NON-COMPETITION

         (a) Each of the Seller and the Shareholders acknowledges that pursuant to this Agreement the Purchaser will purchase from the Seller the goodwill of the Seller and the Purchased Business, and that to induce the Purchaser to pay the Purchase Price, the protection and maintenance of such goodwill constitutes a legitimate interest to be protected by the Purchaser and UTI by this covenant not to compete. Therefore, each of the Seller and the Shareholders agrees, severally and not jointly, that for the period (the "NONCOMPETITION PERIOD") commencing upon the Closing Date and ending upon the fifth anniversary (the "ENDING DATE") of the Closing Date, he, she or it shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, shareholder (other than a shareholder of 5% or less of a publicly traded company), corporate officer or director, or in any other individual or representative capacity, engage or participate in the land contract drilling business in North America (such entire geographic area is hereinafter referred to as the "NONCOMPETITION AREA") provided that nothing herein shall restrict the Seller or any Shareholder upon his or her cessation of employment with the Purchaser from providing well-site drilling consulting services to operators. Each of the Seller and the Shareholders represents to the Purchaser that the enforcement of the restriction contained in this
                  Section 8.8 would not be unduly burdensome to it. Each of the Seller and the Shareholders further represents and acknowledges that it has willingly entered into this agreement not to compete and is willing and able to compete in other geographical areas not prohibited by this
                  Section 8.8.

         (b) Each of the Seller and the Shareholders agrees that in addition to the application of the provisions set forth in
                  Article 11, a breach or violation of this covenant not to compete shall entitle the Purchaser and UTI, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation of this covenant. Such right to an injunction shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Purchaser or UTI may show itself justly entitled. Further, each of the Seller and the Shareholders agrees that during any period in which it is in breach of this covenant not to compete, the Noncompetition Period applicable to such Seller or Shareholder who is in breach of this covenant shall be extended for the amount of time that it is in breach hereof.

         (c) Each of the Seller and the Shareholders agrees, severally and not jointly, that for the Noncompetition Period it will not, either directly or indirectly, (i) solicit for employment, or allow any corporation or business entity controlled directly or indirectly by or affiliated with the Seller or any such Shareholder to solicit for employment, any Person that at that time is, or at any time during the 12 month period immediately preceding the Closing Date was, an employee, consultant or agent of the Seller, the Purchaser, UTI or any of their Affiliates (except that this shall not prohibit reasonable and customary general solicitations of employment through the media) or (ii) make known to any Person that is engaged in the contract land drilling business in the Non-Competition Area or executive recruiting or search firms that have clients engaged in such business, the names of any Person that at that time is, or at any time during the 12-month period immediately preceding the Closing Date was, an employee, consultant or agent of the Purchaser, the Seller or any of their Affiliates relating to the Purchased Business.

         (d) Notwithstanding anything contained herein to the contrary, the existence of any claim or cause of action of the Seller against the Purchaser or UTI, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser of the covenants of the Seller and the Shareholders contained in this Section 8.8.

         (e)      The Parties agree that the limitations contained in this
                  Section 8.8 with respect to geographic area, duration and scope of activity are reasonable. However, if any court shall determine that the geographic area, duration or scope of activity of any restriction contained in this Section 8.8 is unenforceable, it is the intention of the Parties that such restrictive covenant set forth herein shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

8.9      UPDATE OF SCHEDULES

         From the date hereof through and including the Closing Date, the Seller may correct or update any of the Schedules. Any such correction or update shall be made by actual delivery of an amended Schedule, marked to show changes (the "AMENDED SCHEDULE"), which Amended Schedule shall replace the original Schedule hereto. The Purchaser shall be given a reasonable opportunity to review any Amended Schedule prior to Closing and shall have the right to postpone the Closing for up to two Business Days to review any Amended Schedule delivered on or immediately before the Closing Date. The Purchaser shall have the right to terminate this Agreement at any time prior to the Closing if it is not satisfied, acting reasonably, with any information contained in any Amended Schedule.

                                   ARTICLE 9
                              CONDITIONS OF CLOSING

9.1      CONDITIONS OF CLOSING IN FAVOUR OF PURCHASER

         The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Time of Closing:

         (a) CLOSING DELIVERIES. The Seller shall have delivered to the Purchaser the documents required to be delivered pursuant to
                  Section 10.2;

         (b) REPRESENTATIONS AND WARRANTIES. The representation and warranties of the Seller contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of the Seller, dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

         (c) COVENANTS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of the Seller dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

         (d) REGULATORY CONSENTS. There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Seller to permit the change of ownership of the Purchased Assets contemplated hereby, including, without limitation, those described in Part 1 of Schedule 11, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

         (e) CONTRACTUAL CONSENTS. The Seller shall have given or obtained the notices, consents and approvals described in Part 2 of
                  Schedule 11, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

         (f) NO ACTION OR PROCEEDING. No legal or regulatory action or proceeding shall be pending or threatened by any Person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

         (g) NO MATERIAL DAMAGE. No material damage or physical alteration to the whole or any material part of the Purchased Assets or the Purchased Business, which would materially affect the value of the Purchased Assets or the Purchased Business, shall have occurred between the date hereof and the Time of Closing;

         (h) NO MATERIAL ADVERSE CHANGE. There shall have been no material adverse changes in the condition (financial or otherwise), of the assets, Liabilities, operations, earnings, business or prospects of the Purchased Business since the date of the most recent Financial Statements;

         (i) NO ENCUMBRANCES. The Seller shall have provided for the discharge of the Encumbrances listed in Part 2 of Schedule 12 to the satisfaction of the Purchaser, acting reasonably;

         (j) CONTINUED OPERATION. During the period from the date hereof to the Time of Closing, the Seller shall have operated the Purchased Business in a proper and prudent manner in accordance with generally accepted industry practices;

         (k) LEGAL OPINION. The Seller shall have delivered to the Purchaser a favourable opinion of counsel to the Seller in the form annexed hereto as Schedule 18;

         (l) DUE DILIGENCE. The Purchaser shall have completed, within 14 days following execution of this Agreement by the Parties, satisfactory due diligence regarding the Purchased Assets, the results of which are in all respects satisfactory to the Purchaser in its sole discretion;

         (m) BOARD APPROVAL. UTI shall have obtained, within fourteen days following execution of this Agreement by the Parties, the approval of its board of directors for the matters set out herein; and

         (n) COMPLETE TRANSACTION. This Agreement constitutes one part of a three part transaction, and accordingly shall not be binding unless the related transactions contemplated by the agreements listed in Schedule 20 are closed concurrent with the Closing of the transactions contemplated by this Agreement.

         If any of the conditions contained in this Section 9.1 shall not be performed or fulfilled at or prior to the Time of Closing to the sole satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Seller, terminate this Agreement, provided that the Purchaser may also bring an action pursuant to Article 11 against the Seller and/or the Shareholders for damages suffered by the Purchaser where the non-performance or non-fulfillment of the relevant condition is a result of a breach of covenant, representation or warranty by the Seller. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

9.2      CONDITIONS OF CLOSING IN FAVOUR OF SELLER

         The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Seller, to be performed or fulfilled at or prior to the Time of Closing:

         (a) CLOSING DELIVERIES. The Purchaser shall have delivered to the Seller the Purchase Price and documents required to be delivered pursuant to Section 10.3;

         (b) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser and UTI contained in this Agreement shall be true and correct in all material respects at the Time of Closing with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of each of the Purchaser and UTI, dated the Closing Date, to that effect shall have been delivered to the Seller each such certificate to be in form and substance satisfactory to the Seller, acting reasonably;

         (c) COVENANTS. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser and UTI at or before the Time of Closing shall have been complied with or performed in all material respects, and a certificate of each of the Purchaser and UTI, dated the Closing Date, to that effect shall have been delivered to the Seller, each such certificate to be in form and substance satisfactory to the Seller, acting reasonably;

         (d) REGULATORY CONSENTS. There shall have been obtained from all appropriate federal, provincial, municipal or other governmental or administrative bodies such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Purchaser to permit the change of ownership of the Purchased Assets contemplated hereby, including those described in Part I of
                  Schedule 11, in each case in form and substance satisfactory to the Seller, acting reasonably;

         (e) NO ACTION OR PROCEEDING. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

         (f) LEGAL OPINIONS. The Purchaser and UTI shall have delivered to the Seller favourable opinions of counsel to the Purchaser and UTI in the form annexed hereto as Schedule 19;

         (g) APPROVALS. The Seller shall have obtained, within five Business Days following execution of this Agreement, the approval of its board of directors and of its shareholders for the matters set out herein; and

         (h) COMPLETE TRANSACTION. This Agreement constitutes one part of a three part transaction, and accordingly shall not be binding unless the related transactions contemplated by the agreements listed in Schedule 20 are closed concurrent with the Closing of the transactions contemplated by this Agreement.

         If any of the conditions contained in this Section 9.2 shall not be performed or fulfilled at or prior to the Time of Closing to the satisfaction of the Seller acting reasonably, the Seller may, by notice to the Purchaser and UTI, terminate this Agreement, provided that the Seller may also bring an action pursuant to Article 11 against the Purchaser and/or UTI for damages suffered by the Seller where the non-performance or non-fulfillment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchaser and UTI. Any such condition may be waived in whole or in part by the Seller without prejudice to any claims it may be have for breach of covenant, representation or warranty.

                                   ARTICLE 10
                       CLOSING AND TRANSFER OF POSSESSION

10.1     PLACE OF CLOSING

         The Closing shall take place at the Time of Closing at the offices of Macleod Dixon in Calgary, Alberta.

10.2     CLOSING DELIVERIES BY SELLER

         At the Closing the Seller shall deliver to the Purchaser:

         (a) an executed counterpart of the Bill of Sale plus any other deeds, conveyances, bills of sale, assurances, transfers, assignments and any other documentation necessary or reasonably required to transfer the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all Encumbrances whatsoever except for Permitted Encumbrances.

         (b) a certificate of corporate status and an officer's certificate, certified by a senior officer of the Seller as of the Closing Date, which certificate shall include copies of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Seller of this Agreement and any documents to be provided by it pursuant to the provisions hereof;

         (c)      a receipt for the Purchase Price;

         (d) the certificates and other documents required to be delivered pursuant to Section 9.1; and

         (e) all such other documents relevant to the closing of the transactions contemplated hereby as the Purchaser, acting reasonably, may request.

10.3     CLOSING DELIVERIES BY PURCHASER

         At the Closing the Purchaser shall deliver to the Seller:

         (a)      the Purchase Price by bank draft or wire transfer;

         (b)      an executed counterpart of the Bill of Sale;

         (c) certificates of corporate status and officers' certificates, certified by a senior officer of each of the Purchaser and of UTI as of the Closing Date, which certificates shall include copies of constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser and UTI of this Agreement and any documents to be provided by them pursuant to the provisions hereof;

         (d) the certificates and other documents required to be delivered pursuant to Section 9.2; and

         (e) all such other documents relevant to the closing of the transactions contemplated hereby as the Seller, acting reasonably, may request.

10.4     FURTHER ASSURANCES

         From and after the Closing Date, each Party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting Party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other Party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

10.5     TRANSFER OF POSSESSION AND TITLE

         Subject to compliance with the terms and conditions hereof, the transfer of possession of and title to the Purchased Assets shall be deemed to take effect as at the Time of Closing.

10.6     RISK OF LOSS

         From the date hereof up to the Time of Closing, the Purchased Assets shall be and remain at the risk of the Seller. If, prior to the Time of Closing, all or any part of the Purchased Assets that are necessary to carry on the Purchased Business as currently conducted are destroyed or damaged by fire or any other casualty or shall be appropriated, expropriated or seized by governmental or other lawful authority, the Purchaser may elect to complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchaser at the Time of Closing and all right and claim of the Seller to any such amounts not paid by the Closing Date shall be assigned at the Time of Closing to the Purchaser.

                                   ARTICLE 11
                                 INDEMNIFICATION

11.1     INDEMNIFICATION BY SELLER AND SHAREHOLDERS

         The Seller and the Shareholders jointly and severally agree to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

         (a) any breach by the Seller of or any inaccuracy of any representation or warranty of the Seller contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

         (b) any breach or non-performance by the Seller of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

         (c)      the Excluded Liabilities or the Excluded Assets; and

         (d) the operation of the Purchased Business, or the ownership of the Purchased Assets, prior to the Time of Closing.

11.2     INDEMNIFICATION BY PURCHASER AND UTI

         The Purchaser and UTI jointly and severally agree to indemnify and save harmless the Seller from all Losses suffered or incurred by the Seller as a result of or arising directly or indirectly out of or in connection with:

         (a) any breach by the Purchaser or UTI of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

         (b) any breach or non-performance by the Purchaser or UTI of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

         (c)      the Assumed Obligations;

         (d) any GST which becomes payable by the Seller in respect of the sale of the Purchased Assets other than as a result of a misrepresentation or breach by the Seller; and

         (e) the operation of the Purchased Business, or the ownership of the Purchased Assets, on or after the Time of Closing.

11.3     LIMITATIONS ON INDEMNIFICATION

         (a) Notwithstanding the foregoing provisions of this Article, but subject to (c) below, no Party shall be liable under the indemnifications in Section 11.1 or 11.2 unless and until the aggregate amount of liability thereunder exceeds Cdn. $25,000.

         (b) Notwithstanding the foregoing provisions of this Article, but subject to (c) below, the aggregate liability of the Seller and the Shareholders to the Purchaser under the indemnification provisions of this Agreement, and the aggregate liability of the Purchaser and UTI to the Seller under the indemnification provisions of this Agreement, shall be limited in each case to an amount equal to the Purchase Price.

         (c) The limitations on the liability of any Party under this Agreement shall only apply to the extent that there is not any fraud or wilful misconduct on the part of such Party, and all such limits on the liability of any Party shall lapse and be of no force and effect if and to the extent that there is or has been fraud or wilful misconduct on the part of such Party in connection with the matter with respect to which any claim against such Party is made hereunder.

         (d) All indemnification to which an indemnified Party may be entitled pursuant to the provisions of this Article shall be net of any insurance coverage paid to the indemnified Party with respect thereto, and shall exclude any claims arising from the indemnified Party's gross negligence or willful misconduct after the Closing.

         (e) Except for those covenants contained in Article 8 and which are intended to survive Closing as provided in Article 8, no Party shall be liable under the indemnifications in Section
                  11.1 or 11.2 unless written notice of the claim as provided for in Section 11.4 is given by the Indemnified Party (as defined in Section 11.4) to the Indemnifying Party (as defined in Section 11.4), within 18 months following the Closing.

11.4     NOTICE OF CLAIM

         In the event that a Party (the "INDEMNIFIED PARTY") shall become aware of any claim, proceeding or other matter (a "CLAIM") in respect of which any other Party (the "INDEMNIFYING PARTY") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

         (a)      the factual basis for the Claim; and

         (b)      the amount of the Claim, if known.

         If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to effectively contest the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

         In the event that a Shareholder shall, within 18 months following the Closing, become aware of a Claim arising from a breach of any representation and warranty contained in Section 5.6 (Title to Purchased Assets), Section 5.10 (Material Contracts) or 5.19 (Environmental Matters), such Shareholder severally agrees to give prompt written notice thereof to the Purchaser and UTI. This obligation is in addition to any disclosure obligation which such Shareholder may owe to the Purchaser in such Shareholder's capacity as an employee of the Purchaser or otherwise.

11.5     DIRECT CLAIMS

         With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the affected Claim, together with all such other information as the Indemnifying Party may reasonably request. If both affected Parties agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the Parties may agree or shall be determined by a court of competent jurisdiction.

11.6     THIRD PARTY CLAIMS

         With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defenses). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "THIRD PARTY") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

11.7     SETTLEMENT OF THIRD PARTY CLAIMS

         If the Indemnifying Party fails to promptly assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

11.8     CO-OPERATION

         The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

11.9     SCOPE

         The provisions of this Article 11 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 11.

                                   ARTICLE 12
                       TERMINATION; REMEDIES; LIMITATIONS

12.1     TERMINATION AGREEMENT

         This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

         (a)      by the mutual consent of the Seller, the Purchaser and UTI; or

         (b)      if the Closing has not occurred by May 17, 2000, then

                  (i)      by the Purchaser if any condition specified in
                           Section 9.1 has not been satisfied on or before such date, and shall not have been waived by the Purchaser, or

                  (ii)     by the Seller if any condition specified in Section
                           9.2 has not been satisfied on or before such date, and shall not have been waived by the Seller;

                  provided, in each case, that the failure to consummate the transactions contemplated hereby on or before such date did not result from the failure by the Party or Parties seeking termination of this Agreement to fulfill any undertaking or commitment provided for herein on the part of such Party or Parties that is required to be fulfilled on or prior to Closing.

12.2     EFFECT OF TERMINATION

         Without limiting any Party's respective rights, Liabilities and remedies hereunder, in the event of termination of this Agreement by the Purchaser or the Seller pursuant to Subsection 12.1(b), written notice thereof shall forthwith be given by the terminating Party to the other Party or Parties hereto, and this Agreement shall thereupon terminate.

                                   ARTICLE 13
                                  MISCELLANEOUS

13.1     NOTICES

         (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                  (i)      if to the Seller or the Shareholders:

                           584022 ALBERTA LTD.
                           Hanover Place, Suite 1450
                           101-6th Avenue S.W.
                           Calgary, Alberta  T2P 3P4

                           Attention:  T.V. Dumont
                           Fax No.:  (403) 262-2497

                  with a copy to:

                           FIELD ATKINSON PERRATON
                           1900 First Canadian Centre
                           350 - 7th Avenue S.W.
                           Calgary, Alberta T2P 3N9

                           Attention:  Mr. Brian Yaworski
                           Fax No:  (403) 264-7084

                  (ii)     if to the Purchaser or UTI:

                           PHELPS DRILLING LTD. or UTI ENERGY CORP.
                           c/o UTI Energy Corp.
                           16800 Greenspoint Park, Suite 225N
                           Houston, Texas  77060

                           Attention:  Chief Executive Officer
                           Fax No.:  (281) 875-9145

                  with a copy to:

                           MACLEOD DIXON
                           3700 Canterra Tower
                           400 - 3rd Avenue S.W.
                           Calgary, Alberta
                           T2P 4H7

                           Attention:  Mr. Richard P. Borden
                           Fax No.  (403) 264-5973

         (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

         (c) A Party may at any time change its address for service from time to time by giving notice to the other Party in accordance with this Section 13.1

13.2     CONSULTATION

         Prior to the Closing and except as required by any applicable law or any regulatory or stock exchange requirement, no Party shall issue any press release or make any public announcement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed. Upon the Closing, the Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby.

13.3     DISCLOSURE

         Prior to any press release or public announcement of the transaction contemplated hereby pursuant to Section 13.2, no Party shall disclose this Agreement or any aspects of the transaction contemplated hereby except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors or its lenders, all on a "need to know basis", or as otherwise may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

13.4     BEST EFFORTS

         The Parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of one Party to use its best efforts to obtain from any Person any waiver, consent, approval, permit, licence or other document shall not require such Party to make any payment to such Person for the purpose of procuring the same, other than payments for amounts due and payable to such Person, payments for incidental expenses incurred by such Person and payments required by any applicable law or regulation.

13.5     COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF this Agreement has been executed by the Parties as of the date first above written.



                                                584022 ALBERTA LTD.

                                                By:
                                                   ----------------------------

                                                By:
                                                   ----------------------------

                                           SHAREHOLDERS



-------------------------------            -------------------------------------
Witness                                    THEODORE V. DUMONT



--------------------------------           ------------------------------------
Witness                                    DONALD E. NAKONECHNY



--------------------------------           ------------------------------------
Witness                                    ARTHUR G. HIBBARD



--------------------------------           ------------------------------------
Witness                                    GORDON E. VAN EATON



--------------------------------           ------------------------------------
Witness                                    JOHN W. MILLER


                                           PHELPS DRILLING LTD.


                                           By:
                                              ---------------------------------

                                           By:
                                              ---------------------------------



                                           UTI ENERGY CORP.


                                           By:
                                              ---------------------------------

                                           By:
                                              ---------------------------------

                                   SCHEDULE 9

                          ALLOCATION OF PURCHASE PRICE

Class 41 Tangible Depreciable Property
                                                       -------------------

                                   SCHEDULE 21

                ASSIGNMENT, BILL OF SALE AND ASSUMPTION AGREEMENT

         This Assignment, Bill of Sale and Assumption Agreement (the "Agreement") is dated effective the _____day of April, 2000, and made between 584022 Alberta Ltd. (the "Seller") and Phelps Drilling Ltd. (the "Purchaser").

         WHEREAS the Seller, the shareholders of the Seller, the Purchaser and UTI Energy Corp. entered into an Asset Purchase Agreement dated as of the _______ day of March, 2000 (the "Purchase and Sale Agreement") providing, among other things, for the sale by the Seller to the Purchaser of the Purchased Assets;

         AND WHEREAS pursuant to the Purchase and Sale Agreement, the Seller and the Purchaser are required to execute and deliver this Agreement in connection with the consummation of the transactions contemplated by the Purchase and Sale Agreement;

         AND WHEREAS any capitalized term used but not defined in this Agreement shall have the meaning ascribed to such term in the Purchase and Sale Agreement;

         NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. ASSIGNMENT OF ASSETS. The Seller hereby assigns, transfers, conveys, sells and delivers to the Purchaser, and the Purchaser hereby accepts, all right, title and interest of the Seller in and to the Purchased Assets, TO HAVE AND TO HOLD the Purchased Assets unto the Purchaser forever, together with all rights belonging or pertaining thereto.

2. FURTHER ASSURANCES RE PURCHASED ASSETS. The Seller hereby covenants to execute and deliver to the Purchaser all such other and further instruments of assignment and transfer, and all such notices, releases and other documents that would more fully and specifically assign and transfer to and vest in the Purchaser the title and interest of the Seller in and to all of the Purchased Assets hereby assigned and transferred, or intended to be assigned and transferred free and clear of all Encumbrances whatsoever except for Permitted Encumbrances. To the extent that, with respect of any of the Purchased Assets, no assignment document other than this Agreement is executed, the parties intend that this Agreement constitutes the conveyance, transfer and assignment of such Purchased Assets.

3. ASSUMPTION OF OBLIGATIONS. The Purchaser hereby assumes, in accordance with the terms of the Purchase and Sale Agreement, the Assumed Obligations.

4. FURTHER ASSURANCES RE ASSUMED OBLIGATIONS. The Purchaser hereby covenants to execute and deliver to the Purchaser all such other and further instruments of assumption, and all such notices, releases and other documents that would more fully and specifically assume all of the Assumed Obligations.

5. GOVERNING LAW. This Agreement and the rights and obligations of the Seller and the Purchaser hereunder shall be governed by, interpreted and enforced in accordance with the laws of the Province of Alberta without giving effect to principles thereof relating to conflicts of law rules that would direct application of laws of another jurisdiction, except to the extent that it is mandatory that the law of another jurisdiction shall apply.

6. CONFLICT AND INCONSISTENCY, NO MERGER. To the extent any conflict or inconsistency exists between the provisions of this Agreement and the Purchase and Sale Agreement, the provisions of the Purchase and Sale Agreement shall govern. The terms and provisions of the Purchase and Sale Agreement (including, without limitation, the representations, warranties and covenants therein) shall not merge, be extinguished or otherwise affected by the delivery and execution of this Agreement or any other document delivered pursuant to Section 2 of this Agreement or
         Section 10.2 or Section 10.3 of the Purchase and Sale Agreement.

7. BINDING EFFECT. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors and assigns.

8. COPIES. This Agreement may be executed in counterpart, each of which shall be deemed an original and which shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Seller and the Purchaser have executed this Agreement as of the day and year first above written.



                                               584022 ALBERTA LTD.



                                               BY:
                                                  -----------------------------


                                               BY:
                                                  -----------------------------


                                               PHELPS DRILLING LTD.



                                               BY:
                                                  -----------------------------